Exhibit 5.1

[Letterhead of J. Paul Jullienne]

November 8, 2016

Unum Group

1 Fountain Square

Chattanooga, Tennessee 37402

RE:	Registration Statement on Form S-8 Regarding Unum European Holding Company Limited
Savings-Related Share Option Scheme 2016

Ladies and Gentlemen:

I am Vice President, Managing Counsel and Corporate Secretary of Unum Group, a Delaware corporation (the “Company”). This opinion is being furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 200,000 shares (the “Shares”) of the Company’s common stock, $0.10 par value per share, issuable pursuant to the Unum European Holding Company Limited Savings-Related Share Option Scheme 2016 (the “Plan”).

I have examined the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, as amended, the Registration Statement and such other records and documents, and have made such other investigations, as I have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, I have relied to the extent I have deemed such reliance appropriate on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

Based on the foregoing, I am of the opinion that the Shares covered by the Registration Statement, when issued and sold in accordance with the terms and conditions of the Plan and against receipt of due consideration therefor, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ J. Paul Jullienne

J. Paul Jullienne

Vice President, Managing Counsel and Corporate Secretary